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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(G) Of The Securities Exchange Act Of 1934 Or Suspension Of Duty To File Reports Under Sections 13 And 15(D) Of The Securities Exchange Act Of 1934.

                                                 Commission File Number: 0-13219


                       Boettcher Pension Investors, Ltd.
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             (Exact name of registrant as specified in its charter)

            77 West Wacker Drive, Chicago, IL 60601 (312) 574-5312
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]            Rule 12h-3(b)(1)(i)  [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 826

     Pursuant to the requirements of the Securities Exchange Act of 1934, Boettcher Pension Investors, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



               By: Boettcher Affiliated Investors L.P., Managing General Partner

                   By: Boettcher Properties, Ltd., Managing General Partner

                       By: BPL Holdings, Inc., Managing General Partner

Date: June 11, 1998    By: /s/ Thomas M. Mansheim
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                           Thomas M. Mansheim
                           Treasurer of BPL Holdings, Inc.
                           Principal Financial and Accounting
                           Officer of the Partnership